Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial data gives effect to the merger of CNLRP into USRP through an exchange of equity interests and the acquisition of each of the 18 Income Funds by USRP through a combination of cash and equity interests together with other Transactions. CNLRP was deemed the acquirer in the merger for accounting purposes. This unaudited pro forma condensed consolidated financial data is based on estimates and assumptions set forth below in the notes hereto and has been prepared utilizing the historical consolidated financial statements of CNLRP and USRP and the historical combined financial information of the 18 Income Funds. This information should be read in conjunction with the sections of this offering memorandum entitled “Use of Proceeds,” “Selected Financial Data of CNLRP and Subsidiaries,” “Selected Financial Data of USRP and Subsidiaries,” “Selected Financial Data of the Income Funds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and related notes of CNLRP, USRP and the combined Income Funds included elsewhere in this offering memorandum.

The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2004 gives effect to the Transactions as if they had occurred on January 1, 2004. In addition, the Transactions are expected to include the redemption of up to $32.5 million (including premiums) of USRP’s Series B Cumulative Convertible Preferred Stock, which the holders have the right to have redeemed as a result of the mergers. As of March 17, 2005, we have redeemed $16.25 million of such shares (including premiums). As a result of the mergers triggering the redemption provisions, on a pro forma basis we have reclassified all of the Series B Cumulative Convertible Preferred Stock as redeemable, but have reflected in the pro forma financial information the redemption of only half of such shares. The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2004 gives effect to the Transactions as if they occurred on December 31, 2004. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma data is not necessarily indicative of the results of operations that would have been achieved had the Transactions reflected herein been consummated on the dates indicated or that will be achieved in the future.

The presentation of pro forma operating results does not reflect cost savings or synergies that may result from the mergers and there can be no assurances that such savings or synergies will occur. Examples of anticipated savings include the elimination of separate regulatory filings for the Income Funds and CNLRP, as well as reductions in the cost of investor relations and administrative costs and executive compensation.

The unaudited pro forma condensed consolidated financial data assumes that the combined company will continue to be taxed as a REIT under the Internal Revenue Code. As a REIT, the combined company generally will not be subject to corporate level federal income tax on net income it distributes to its stockholders.

As discussed above under “Presentation of Financial and Other Information—Discontinued Operations,” all income and expenses relating to properties held for sale and the ultimate gain or loss realized upon disposition of such properties are treated as discontinued operations for all periods presented. In addition, depreciation of such properties is discontinued. Therefore, revenues from the operation of any such properties, or gains from the sale of any properties sold, are not reflected in the “Revenues” line item in the summary pro forma data presented herein. As a result, the unaudited pro forma condensed consolidated financial data does not include income from discontinued operations, net of income taxes of approximately $52.1 million for the year ended December 31, 2004, which represents activities related to the sale of certain real estate properties including those purchased with the intent to sell. In addition, only operating and administrative expenses that are directly attributable to acquiring or selling properties that are classified as held for sale or were sold during the period are allocated to the “Income from discontinued operations” line item, and all other general operating and administrative expenses are allocated to “Income from continuing operations.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2004

(in thousands)

	Historical CNLRP	Historical USRP	Historical Income Funds	Pro Forma Adjustments (2)		Adjusted Pro Forma
Assets
Real estate investment properties	$780,685	$459,354	$363,056	$319,168a		$1,922,263
Mortgage, equipment and other notes receivable	290,140	19,317	—	—		309,457
Cash and cash equivalents	22,744	2,031	51,152	(43,851	)a
				(16,250	)c	15,826

Restricted cash	7,402	8,240	—	—		15,642
Receivables, less allowance for doubtful accounts	7,391	4,917	1,517	—		13,825
Accrued rental income	28,557	18,872	20,068	(38,940	)a	28,557
Goodwill	56,260	—	—	113,415a		169,675
Other assets	50,470	15,092	996	83,769a		150,327

Total assets	$1,243,649	$527,823	$436,789	$417,311		$2,625,572

Liabilities
Revolving credit facilities	$21,000	$8,700	$—	$(11,700	)a	$18,000
Notes payable	162,810	158,345	—	242,526a		563,681
Warehouse credit facilities	101,394	—	—	—		101,394
Secured subordinated note	21,875	—	—	(21,875	)a	—
Bonds payable	405,421	145,680	—	275,000a		826,101
Due to related parties	37,172	—	1,679	(33,860	)a	4,991
Other payables	33,736	22,070	16,631	33,795a		106,232

Total liabilities	783,408	334,795	18,310	483,886		1,620,399
Minority interests	6,819	1,003	757	—		8,579
Redeemable preferred stock	—	—	—	32,500b
				(16,250	)c	16,250
Stockholders’ Equity
Preferred stock	—	4	—	11a		15
Common stock	452	23	—	(417	)a	58
Capital in excess of par value	825,134	401,462	—	159,946a
				(32,500	)b	1,354,042
Accumulated other comprehensive loss	(12,434)	(243)	—	243 a		(12,434)
Accumulated distributions in excess of net earnings	(359,730)	(209,221)	—	207,614a		(361,337)
Partners’ capital	—	—	417,722	(417,722	)a	—

Total stockholders’ equity	453,422	192,025	417,722	(82,825)		980,344

Total Liabilities & Stockholders’ Equity	$1,243,649	$527,823	$436,789	$417,311		$2,625,572

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

(in thousands, except for share and per share data)

	Historical CNLRP	Historical USRP	Historical Income Funds	Pro Forma Adjustments (3)		Adjusted Pro Forma
Revenues:
Rental and earned income from operating and direct financing leases	$68,125	$61,776	$46,945	$1,276a		$178,122
Interest income from mortgage, equipment and other notes receivable	30,164	1,863	—	—		32,027
Retail operations	—	55,813	—	(55,813	)g	—
Other income	7,107	3,678	534	(1,136	)b	10,183

Total revenues	105,396	123,130	47,479	(55,673)		220,332
Expenses:
General and operating administrative	28,003	22,674	8,389	(1,136)c (8,832)g		49,098
Interest expense	47,999	18,683	—	27,527d		94,209
Retail cost of sales	—	46,981	—	(46,981	)g	—
Depreciation and amortization	11,902	21,947	6,864	7,078e		47,791
Impairments and provisions on assets	6,309	521	1,439	—		8,269

Total expenses	94,213	110,806	16,692	(22,344)		199,367
Income (loss) from continuing operations before gain (loss) on sale of assets, minority interest in income of consolidated joint ventures and equity in earnings (loss) of unconsolidated joint ventures	11,183	12,324	30,787	(33,329)		20,965

Other Items:
Gain (loss) on sale of assets	135	—	167	—		302
Minority interest in income of consolidated joint ventures and equity in earnings (loss) of unconsolidated joint ventures	(3,613)	(38)	(39)	—		(3,690)

Income (loss) from continuing operations	7,705	12,286	30,915	(33,329)		17,577
Dividends on preferred stock	—	(9,965)	—	(19,953	)f	(29,918)

Income (loss) from continuing operations allocable to common stockholders	$7,705	$2,321	$30,915	$(53,282)		$(12,341)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands except per share data)

1. Basis of Presentation and Accounting Treatment

Upon completion of the mergers, the former common stockholders of CNLRP own approximately 60.7% and the former common stockholders of USRP own approximately 39.3% of the outstanding common stock of the combined company on a fully diluted basis. In addition, the current directors of CNLRP make up a majority of the board of directors and the current executive officers of CNLRP manage the combined company. The pro forma presentation assumes that the merger is accounted for using the purchase method of accounting, with CNLRP treated as the acquirer for accounting purposes. The assets and liabilities of CNLRP will continue to be recorded at historical values without restatement to fair values. The assets and liabilities of USRP will be recorded at their estimated fair values at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill, in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”). For this purpose, the purchase price is based upon the market capitalization of USRP using an average trading price of USRP common stock and Series A preferred stock for the day before and the day of the announcement of the merger on August 9, 2004, as well as the estimated market values for the existing Series B Cumulative Convertible Preferred Stock of USRP plus certain merger related costs incurred by CNLRP. Reported historical information of the combined company will be that of CNLRP in future financial statements. The Income Fund mergers are also accounted for using the purchase method of accounting and the assets and liabilities of the Income Funds are recorded at their estimated fair values at the date of the mergers in a manner consistent with that of USRP described above.

In connection with the allocation of the purchase price to the real estate, the following methodology was utilized:

•	The fair value of land and buildings was estimated as if the properties were vacant. The land was valued at estimated appraised value and the buildings were valued at estimated replacement cost less depreciation.

•	For properties currently under lease, an analysis was performed to determine whether the current lease terms were above or below market rate and an asset or liability, respectively, was determined using discounted cash flows.

•	For properties currently under lease, the value associated with having a lease in place was estimated by evaluating the present value of the lost rents for each property that would have resulted if the properties had to be constructed.

•	The benefit of having a tenant in each specific property with a high likelihood of renewing the lease at the end of the current term was evaluated and a value determined using the present value of rents during a standard re-lease period.

2. Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following describes the unaudited pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2004, as if the Transactions were consummated on such date:

(i)	the adjustments needed to record the assets and liabilities of the 18 Income Funds at their estimated fair values and the related cash disbursement and equity interests used to fund the purchase;

(ii)	the adjustments needed to record the assets and liabilities of USRP at their estimated fair values;

(iii)	the adjustments needed to record the exchange of equity interests in accordance with the terms of the merger agreement between CNLRP and USRP; and

(iv)	the issuance of additional debt in connection with the Transactions (consisting of the notes offered hereby, the New Net Lease Securitization and the New Senior Credit Facilities) and repayment of certain outstanding obligations.

(a)	The following presentation summarizes the pro forma adjustments relating to each of the transactions described above:

	Income Funds (i) Pro Forma Adjustment	USRP (ii) Pro Forma Adjustment	CNLRP (iii) Pro Forma Adjustment	Financing (iv) Pro Forma Adjustment	Total
Assets:
Real estate investments	$130,522	$188,646	$—	$—	$319,168
Cash	(451,410)	(16,400)	—	423,959	(43,851)
Accrued rental income	(20,068)	(18,872)	—	—	(38,940)
Goodwill	—	113,415	—	—	113,415
Other assets	19,502	41,677	—	22,590	83,769

Total assets	$(321,454)	$308,466	$—	$446,549	$433,561

Liabilities:
Revolving credit facilities	$—	$—	$—	$(11,700)	$(11,700)
Notes payable	—	—	—	242,526	242,526
Secured subordinated note	—	—	—	(21,875)	(21,875)
Bonds payable	—	—	—	275,000	275,000
Due to related parties	—	—	—	(33,860)	(33,860)
Other payables	8,030	27,700	—	(1,935)	33,795

Stockholders’ Equity
Preferred stock	4	—	7	—	11
Common stock	—	—	(417)	—	(417)
Capital in excess of par value	88,234	71,302	410	—	159,946
Accumulated other comprehensive loss	—	243	—	—	243
Accumulated distributions in excess of net earnings	—	209,221	—	(1,607)	207,614
Partners’ capital	(417,722)	—	—	—	(417,722)

Total liabilities and stockholders’ equity	$(321,454)	$308,466	$—	$446,549	$433,561

Additional disclosures relating to each transaction follows:

(i)	The purchase price for the 18 Income Funds was determined as follows:

Series A preferred stock consideration (3,750 shares at $23.53 per share)	$88,238
Cash consideration	450,000
Transaction costs	1,410

Purchase price including transaction costs	$539,648

The purchase price for the Income Funds has been allocated between assets, liabilities and intangible assets based on the initial estimates of fair value that have been performed by CNLRP. These allocations are preliminary and may not be indicative of the final allocations by CNLRP. CNLRP anticipates finalizing these allocations during the latter part of 2005. These allocations are contingent on the composition of the assets acquired and market conditions on the merger date. A change in the final allocation from what is presented in this unaudited pro forma condensed consolidated financial information may result in an increase or decrease in identified intangible assets. The following is a summary of the purchase price allocation and the exchange of the equity interests in accordance with the merger agreement to reflect the acquisition of the Income Funds.

	Income Funds Historical	Fair Value	Income Funds (i) Pro Forma Adjustment
Assets:
Real estate investments	$363,056	$493,578	$130,522
Receivables	1,517	1,517	—
Cash	51,152	51,152	—
Accrued rental income	20,068	—	(20,068)
Other assets:
Above market leases	—	13,357	13,357
Leases in place	—	3,191	3,191
Tenant relationships	—	3,950	3,950
Other	996	—	(996)

Liabilities and Stockholders’ Equity:
Due to related parties	$1,679	$1,679	$—
Other liabilities:
Below market leases	—	8,307	8,307
Other	16,631	16,354	(277)
Minority interest	757	757	—
Preferred stock (Series A)	—	4	4
Additional paid in capital	—	88,234	88,234
Partner’s capital	417,722	—	(417,722)

(ii) The purchase price relating to the exchange of interests between USRP and CNLRP is based on the fair market value of the equity interests in USRP determined using average market prices before and after the announcement of the transaction plus the transaction costs incurred by CNLRP.

Equity Interest	Shares	Price Per Share	Total Market Value
Preferred stock (Series A)	4,084	$23.53	$96,096
Preferred stock (Series B)	25	1,000.00	32,500	(1)
Common stock	22,585	15.24	344,195

			472,791
Transaction costs			16,400

			$489,191

(1)	Includes early redemption premium of $7.5 million.

The following reflects the adjustment of the assets, liabilities and intangible assets of USRP to estimated fair value based on the purchase price including transaction costs and estimated severance liabilities. The revaluation has been allocated between assets, liabilities and intangible assets based on the initial estimates of fair value. These allocations are preliminary and may not be indicative of the final allocations. CNLRP anticipates finalizing these allocations during the latter part of 2005. These allocations are contingent on the composition of the assets acquired and market conditions on the merger date. A change in the final allocation from what is presented in this unaudited pro forma condensed consolidated financial information may result in an increase or decrease in identified intangible assets. The following is a summary of the purchase price adjustment for USRP.

	USRP Historical	Fair Value		USRP (ii) Pro Forma Adjustment
Assets:
Real estate investment	$459,354	$648,000		$188,646
Mortgage, equipment and other notes receivable	19,317	19,317		—
Cash and cash equivalents	2,031	(14,369	)(a)	(16,400)
Restricted cash	8,240	8,240		—
Receivables	4,917	4,917		—
Accrued rental income	18,872	—		(18,872)
Goodwill	—	113,415		113,415
Other assets:
Above market leases	—	36,162		36,162
Leases in place	—	6,548		6,548
Tenant relationships	—	6,222		6,222
Other	15,092	7,837		(7,255)

Liabilities and Stockholders’ equity:
Revolving credit facilities	$8,700	$8,700		$—
Notes payable	158,345	158,345		—
Bonds payable	145,680	145,680		—
Other liabilities:
Below market leases	—	25,678		25,678
Severance liability	—	2,022		2,022
Other	22,070	22,070		—
Minority interest	1,003	1,003		—
Preferred stock – par value	4	4		—
Common stock – par value	23	23		—
Capital in excess of par value	401,462	472,764		71,302
Accumulated other comprehensive loss	(243)	—		243
Accumulated distributions in excess of net earnings	(209,221)	—		209,221

(a)	Includes $16,400 reduction in cash to reflect payment of merger related costs incurred by CNLRP.

(iii) The following adjustment reflects the conversion of 45,249 CNLRP common shares into 35,032 USRP common shares and 7,240 Series C USRP preferred stock, using an exchange rate of 0.7742 for common shares and 0.16 for preferred shares.

	CNLRP Historical	Merger Re-Allocation	CNLRP (iii) Pro Forma Adjustment
Preferred stock (Series C)	$—	$7	$7
Common stock	452	35	(417)
Capital in excess of par	825,134	825,544	410

	$825,586	$825,586	$—

(iv) As discussed in “Use of Proceeds,” in connection with the Transactions, we expect to enter into a series of financings consisting of the notes offered hereby, the New Net Lease Securitization and the New Senior Credit Facilities. We also expect to repay certain indebtedness of CNLRP and USRP. The interest rates are expected to range from 4.34% to 7.50% with maturities ranging from five to ten years. The following is a summary of the use of proceeds:

Revolving Credit Facilities:
New revolving credit facility due 2008	$18,000
Repayment of CNLRP and USRP revolving credit facilities due 2005 and 2006	(29,700)

Subtotal revolving credit facilities	(11,700)

Notes Payable:
New term loan B due 2010	150,000
Senior notes due 2015 offered hereby	250,000
Repayment of USRP senior notes due 2005 (1)	(111,110)
Repayment of USRP notes payable term loan due 2008	(35,000)
Repayment of USRP Hawaii facility due 2011	(11,364)

Subtotal notes payable	242,526
Repayment of CNLRP secured subordinated note due 2008	(21,875)
New Net Lease Securitization due 2012	275,000
Repayment of CNLRP loan due to related parties	(33,860)
Interest payable on CNLRP loan due to related parties	(1,935)
Prepayment penalty (2)	(1,607)

Cash proceeds before loan costs	446,549
Loan costs (3)	(22,590)

Net cash proceeds	$423,959

(1)	Includes a debt premium of $0.1 million.
(2)	Includes a prepayment penalty of $1.6 million relating to early extinguishment of the $111.1 million USRP senior notes due 2005.
(3)	Includes $2.9 million in costs for a new revolving credit facility with a total unused capacity of $182.0 million.

(b)	Represents adjustment to reclassify the USRP Series B Cumulative Convertible Preferred Stock out of equity and into redeemable preferred stock due to the merger triggering redemption rights at the option of the holder.

(c)	Represents the payment of $16.25 million to redeem half of the redeemable preferred stock relating to the USRP Series B Cumulative Convertible Preferred Stock.

3. Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2004

The following describes the pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, as if the Transactions were consummated as of January 1, 2004.

(a)	Represents rental income adjustments resulting from the straight-lining of scheduled rent increases as if the real estate had been acquired on January 1, 2004 and the amortization of the intangible assets relating to above market leases of $49,519 and liabilities relating to below market leases of $33,985 on a straight-line basis over the remaining lease terms which range from 4 to 12 years:

	Accrued rental income	$2,781
	Net amortization of above/below market leases	(1,505)

		$1,276

(b)	Represents the elimination of the following intercompany fees between CNLRP and the Income Funds.

	Other income:
	Reimbursement of administrative cost	$(861)
	Management fees	(275)

		$(1,136)

(c)	Represents the elimination of intercompany expenses between the Income Funds and CNLRP. No pro forma adjustments were made for anticipated savings from operating as one company such as the elimination of separate regulatory filings for the Income Funds and CNLRP, or for reductions in the cost of investor relations, administrative costs or executive compensation.

	General and administrative:
	Reimbursement of administrative costs	$(861)
	Management fees	(275)

		$(1,136)

(d)	Reflects the adjustments to interest expense and loan cost amortization based on the financings described in Note 2(a)(iv):

	Balance	Estimated Blended Rate	Estimate Expense Interest/Loan Cost Amortization
Estimated interest on New Net Lease Securitization due 2012	$275,000	5.06%	$13,915
Estimated interest on new term loan B due 2010	150,000	4.60%	6,900
Estimated interest on senior notes due 2015 offered hereby	250,000	7.50%	18,750
Estimated interest on new revolving credit facility due 2008	18,000	4.60%	828
Elimination of interest expense on USRP term loan due 2008	(35,000)	—	(2,048)
Elimination of interest expense on CNLRP and USRP revolving credit facilities due 2005 and 2006	(29,700)	—	(1,479)
Elimination of interest expense on CNLRP secured subordinated note due 2008	(21,875)	—	(2,168)
Elimination of interest expense on CNLRP loan due to related parties	(33,860)	—	(1,437)
Elimination of interest expense on USRP senior notes due 2005	(111,000)	—	(7,937)
Elimination of interest expense on USRP Hawaii facility due 2011	(11,364)	—	(534)
Unused commitment fee on new revolving credit facility due 2008	—	—	455
Estimated loan cost amortization	—	—	4,764
Reversal of historical loan cost amortization	—	—	(2,482)

			$27,527

In the event the interest rate changes by one-eighth of one percent, the pro forma adjustment for interest expense would change as follows:
	Balance	Interest Rate Increase	Impact on Interest Expense
New term loan B due 2010	$150,000	0.125%	$188
New revolving credit facility due 2008	18,000	0.125%	23

			$211

(e)	The following summarizes the estimated adjustments to depreciation of real estate assets and amortization of identifiable intangibles using the straight-line method relating to the mergers:

	USRP	Income Funds	Total
Increase in basis:
Land	$88,475	$77,066	$165,541
Building	100,171	53,456	153,627
Leases in place	6,548	3,191	9,739
Tenant relationships	6,222	3,950	10,172

	$201,416	$137,663	$339,079

Estimated Increase in Depreciation and Amortization Expense:
Buildings (30 years)	$3,339	$1,782	$5,121
Leases in place and tenant relationships (1)	1,064	893	1,957

Estimated adjustment	$4,403	$2,675	$7,078

(1)	Average life used was 12 years for USRP and a range of four to 11 years for the Income Funds.

(f)	Represents additional dividends relating to Series A and Series C preferred stock issued in connection with the mergers and the reversal of the dividends relating to the redemption of half of the USRP Series B Cumulative Convertible Preferred Stock described in Note 2(c).

Preferred stock (Series A):
3,750 shares at $1.93 per share	$7,237
Preferred stock (Series C):
7,240 shares at $1.875 per share	13,575
Preferred stock (Series B	(859)

$20,812

(g)	Reflects the reclassification of the results of the USRP retail operations to discontinued operations.